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                                                                       EXHIBIT 8


                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of July 5, 1998, between Samstock, L.L.C., a Delaware limited liability company ("Samstock"), and Peoples Telephone Company, Inc., a New York corporation ("Peoples").

     WHEREAS, Peoples, Davel Communications Group, Inc., an Illinois corporation ("Parent"), and Davel Holdings, Inc., a Delaware corporation ("Holdings"), have entered into an Agreement and Plan of Merger and Reorganization dated as of July 5, 1998 (the "Merger Agreement"), pursuant to which (a) a newly formed company ("Newco") will be organized as a New York corporation and a direct, wholly owned subsidiary of Parent (or if the Davel/PhoneTel Merger has, by the time of such formation, been consummated, of Holdings) and (b) Newco will be merged (the "Peoples Merger") with and into Peoples pursuant to the Merger Agreement.

     WHEREAS, the consummation of the Peoples Merger and the other transactions contemplated by the Merger Agreement (the "Transaction") will be subject to certain conditions, including the approval of the Merger Agreement and the Peoples Merger by the stockholders of Parent (or, if applicable, Holdings), if required by applicable law or regulation or the rules of the Nasdaq Stock Market.

     WHEREAS, Samstock is the record and beneficial owner of 1,623,900 shares of Parent Common Stock (which number excludes 350,000 shares of Parent Common Stock that may be acquired by Samstock pursuant to warrants (the "Warrants") issued by Parent and David R. Hill ("Hill")), representing approximately 28.1% of the shares of Parent Common Stock outstanding on the date hereof (such 1,623,900 shares, together with any other shares of capital stock of Parent acquired by Samstock after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Shares"). If the Davel/PhoneTel Merger is consummated, the term "Shares" shall refer to shares of Holdings Common Stock.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section I.1 Terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement.


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                                   ARTICLE II

                             COVENANTS OF SAMSTOCK

     Section II.1 Agreement to Vote. At any meeting of the shareholders of Parent held prior to the Termination Date (as defined in Section 5.4 hereof), however called, and at every reconvened meeting following any adjournment thereof prior to the Termination Date, or in connection with any written consent of the shareholders of Parent executed prior to the Termination Date, Samstock shall vote the Shares in favor of the approval of the Merger Agreement and each of the actions contemplated by the Merger Agreement to be performed by Parent in connection with the Transaction and any actions required in furtherance thereof. After the date hereof and prior to the Termination Date and subject to Section 2.3 hereof, Samstock shall not enter into any agreement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Shares in any manner inconsistent with the preceding sentence.

     Section II.2 Proxies. (a) Samstock hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2.1 for the Shares.

     (b) After the date hereof and prior to the Termination Date, Samstock shall not grant any proxies or powers of attorney with respect to matters set forth in Section 2.1, deposit any of the Shares into a voting trust or enter into a voting agreement, other than this Agreement, the Stock Purchase Agreement, dated May 14, 1998, by and between Hill and Samstock, L.L.C., the Stock Purchase Agreement, dated May 14, 1998, by and between Parent and Samstock, L.L.C., the Agreement, dated May 14, 1998, between Hill and Samstock, L.L.C. (the "Hill/Samstock Voting Agreement"), the Investment Agreement, dated June 29, 1998, by and among Hill, Parent and Samstock, L.L.C. (the "Investment Agreement"), the Shareholders Agreement, dated as of June 29, 1998, by and among Hill, Samstock, L.L.C. and, solely for purposes of Sections 2(a), 2(b), 3, 4, 6 and 8 through 19 thereof, Parent (the "Shareholders Agreement"), and the Pledge Agreement, dated July __, 1998, between Hill and Samstock, L.L.C., with respect to any of the Shares, in each case with respect to such matters.

     Section II.3 Transfer of Shares by Samstock. After the date hereof and prior to the Termination Date, Samstock shall not (a) transfer, sell, exchange or otherwise dispose of any Shares unless such transferee, purchaser or acquiror enters into a voting agreement with Peoples containing substantially the same terms as this Agreement or (b) pledge or place any encumbrance on any Shares, other than pursuant to this Agreement and other than a pledge or encumbrance of any Shares to any bank or other financial institution in connection with any bona fide financing transaction by Samstock or any such transferee, purchaser or acquiror, provided that such bank or financial institution, as a condition to exercising its rights to seize and vote such Shares, enters into a voting agreement with Peoples containing substantially the same terms as this Agreement.

     Section II.4 Action in Shareholder Capacity Only. Samstock makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in any other capacity.



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                                 ARTICLE III


                       REPRESENTATIONS, WARRANTIES AND
                       ADDITIONAL COVENANTS OF SAMSTOCK

     Samstock represents, warrants and covenants to Peoples that:

     Section III.1 Ownership. Samstock is, as of the date hereof, the beneficial and record owner of 1,623,900 shares of Parent Common Stock (which number excludes 350,000 shares of Parent Common Stock that may be acquired by Samstock pursuant to the Warrants), and has the sole right to vote such shares, and, except as set forth in (i) the Hill/Samstock Voting Agreement, (ii) the Voting Agreement dated June 14, 1998 between Samstock and PhoneTel Technologies, Inc. (collectively, the "Voting Agreements"), (iii) the Investment Agreement and (iv) the Shareholders Agreement, there are no restrictions on rights of disposition or other liens pertaining to such shares. None of such shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such shares other than pursuant to the Voting Agreements, the Investment Agreement and the Shareholders Agreement.

     Section III.2 Authority and Non-Contravention. Samstock has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Samstock and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Samstock. This Agreement has been duly executed and delivered by Samstock and constitutes a valid and binding obligation of Samstock, enforceable against Samstock in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement by Samstock nor the consummation by Samstock of the transactions contemplated hereby will (i) materially violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Samstock or the Shares or (ii) violate or conflict with the limited liability company agreement of Samstock or constitute a material violation of or default under any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Samstock is a party or by which Samstock or its assets are bound.

     Section III.3 Total Shares. Except as contemplated by the Shareholders Agreement, the Investment Agreement and the Warrants, Samstock does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Parent and has no other interest in or voting rights with respect to any other securities of Parent.

     Section III.4 Reasonable Efforts. Prior to the Termination Date, Samstock shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transaction.

                                   ARTICLE IV

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                    PEOPLES

     Peoples represents, warrants and covenants to Samstock that:



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     Section IV.1 Authority and Non-Contravention.  Peoples has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Peoples and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Peoples. This Agreement has been duly executed and delivered by Peoples and constitutes a valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement nor the consummation by Peoples of the transactions contemplated hereby will (i) materially violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Peoples or (ii) violate or conflict with the certificate of incorporation or bylaws of Peoples or constitute a material violation of or default under any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Peoples is a party or by which Peoples or its assets are bound.

                                   ARTICLE V

                                 MISCELLANEOUS

     Section V.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

     Section V.2 Further Assurances. From time to time, at the request of Peoples, in the case of Samstock, or at the request of Samstock, in the case of Peoples, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section V.3 Specific Performance. Samstock agrees that Peoples would be irreparably damaged if for any reason Samstock fails to perform any of Samstock's obligations under this Agreement, and that Peoples would not have an adequate remedy at law for money damages in such event. Accordingly, Peoples shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Samstock.
This provision is without prejudice to any other rights that Peoples may have against Samstock for any failure to perform its obligations under this Agreement.

     Section V.4 Amendments, Termination. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. The representations, warranties, covenants and agreements set forth in Article II, Article III and Article IV shall terminate, except with respect to liability for prior breaches thereof, upon the earliest to occur of
(i) termination of the Merger Agreement in accordance with its terms, (ii) the Closing Date and (iii) the date, if any, upon which Peoples's Board of Directors withdraws, modifies or changes its recommendation or approval of the Merger Agreement or the Peoples Merger in a manner adverse to Parent (the "Termination Date").



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     Section V.5 Assignment.  Subject to Section 2.3 hereof, neither this
Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     Section V.6 Certain Events. Samstock agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

     Section V.7 Entire Agreement. This Agreement (including the documents referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understanding, both oral and written between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

     Section V.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address or telecopy or telex number for a party as shall be specified by like notice):

            If to Peoples, to:

                Peoples Telephone Company, Inc.
                2300 N.W. 89th Place
                Miami, Florida  33172
                Attention:  General Counsel
                Telecopy number:  (305) 593-6116

            with a copy to:

                Steel Hector & Davis LLP
                200 South Biscayne Blvd.
                Miami, Florida  33131-2398
                Attention:  Ira N. Rosner, P.A.
                Facsimile:  (305) 577-7001

                         and

                Shearman & Sterling
                599 Lexington Avenue
                New York, New York  10022
                Attention:  John Madden, Esq.
                Facsimile:  (212) 848-7179


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            If to Samstock, to:

                Samstock, L.L.C.
                Two North Riverside Plaza
                Chicago, Illinois  60606
                Attention:  Mr. F. Philip Handy
                Telecopy number:  (312) 454-1671

            with a copy to:

                Rosenberg & Liebentritt, P.C.
                Two North Riverside Plaza
                Chicago, Illinois  60606
                Attention:  Walter S. Lowry, Esq.
                Telecopy number:  (312) 454-0335

     Section V.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section V.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties in original or facsimile form.

     Section V.11 Interpretation. The headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section V.12 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     Section V.13 Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of Illinois and (b) the United States federal district courts located in the State of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

     Section V.14 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled


                               *  *  *  *  *  *


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     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.


                                    SAMSTOCK, L.L.C.
                                    By SZ Investments, L.L.C., its sole member
                                    By Zell General Partnership, Inc.,
                                       its managing member

                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:


                                    PEOPLES TELEPHONE COMPANY, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:



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